Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Advanced Series Trust of our reports dated February 16, 2021, relating to the financial statements and financial highlights, which appears in AST Hotchkis & Wiley Large-Cap Value Portfolio, AST MFS Large-Cap Value Portfolio and AST T. Rowe Price Large-Cap Value Portfolio’s Annual Reports on Form N-CSR for the year ended December 31, 2021.  We also consent to the references to us under the heading “Financial Highlights” and “Form of Plan of Reorganization” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

October 13, 2021